UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


(Check One):   [X] Form 10-K    [_] Form 20-F    [_] Form 11-K    [_] Form 10-Q
               [_] Form N-SAR

          For Period Ended: December 31, 2000
                            -----------------

     [_]  Transition Report on Form 10-K
     [_]  Transition Report on Form 20-F
     [_]  Transition Report on Form 11-K
     [_]  Transition Report on Form 10-Q
     [_]  Transition Report on Form N-SAR

          For the Transition Period Ended:______________________________________


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  Read Instruction (on back page) Before Preparing Form. Please print or type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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     If the  notification  relates  to a portion of the  filing  checked  above, identify the item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

________________________________________________________________________________
Full Name of Registrant

Micron Enviro Systems, Inc.
________________________________________________________________________________
Former Name if Applicable


________________________________________________________________________________
Address of Principal Executive Office (Street and number)

17920-105 Avenue, Suite 201
________________________________________________________________________________
City, state and zip code

Edmonton, Alberta, Canada  T5S 2H5
________________________________________________________________________________


PART II - Rule 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X]  |    (a)  The reasons  described in  reasonable  detail in Part III of this
     |         form  could  not be  eliminated  without  unreasonable  effort or
     |         expense;
     |
     |    (b)  The subject annual report,  semi-annual report, transition report
     |         on Form 10-K,  20-F,  11-K or Form N-SAR, or portion thereof will
     |         be filed on or before the  fifteenth  calendar day  following the
     |         prescribed  due  date;  or  the  subject   quarterly   report  or
     |         transition  report on Form 10-Q, or portion thereof will be filed
     |         on or before the fifth  calendar day following the prescribed due
     |         date; and
     |
     |    (c)  The  accountant's  statement  or other  exhibit  required by Rule
     |         12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The Company was not able to have prepared, and audited, the necessary financial statements in time to timely file its Form 10-KSB for the year ended December 31, 2000.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Deron M. Colby                                 (949)        660-9700
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     (Name)                                       (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
     [X] Yes  [_] No


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Micron Enviro  Systems,  Inc. has caused this  notification  to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on March 29, 2001.

                               Micron Enviro Systems, Inc.,


                               By:      /s/ Rodney Hope
                                        -------------------------------------
                                        Rodney Hope

                               Its:     President


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


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                                    ATTENTION

   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (see 18 U.S.C. 1001).
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